Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post Effective Amendment No. 1 to Form SB-2 on Form S-1 filed with the SEC (the “Registration Statement”) of Green Mountain Recovery, Inc. (the “Company”), of our report dated March 27, 2008, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts”.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 29, 2008